NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on March 26, 2007, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on March 15, 2007 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefor and represent no other right except, if such be the fact, the right to receive an immediate cash payment. As per the March 12, 2007 press release, STRATS(SM) Trust for BellSouth Telecommunications Securities, Series 2003-1 (the ‘Trust’), and Synthetic Fixed Income Securities, Inc. (‘SFIS’), trustor of the Trust and a wholly owned subsidiary of Wachovia Corporation, announced on March 12, 2007, the execution of an amendment (the ‘Amendment’) to the documents governing the Trust and its Structured Repackaged Asset-Backed Trust Securities (STRATS(SM)) BellSouth Telecommunications Certificates, Series 2003-1 (the ‘Certificates’). The Amendment contemplates that the Certificates will be stricken from listing on the New York Stock Exchange (‘NYSE’) and for the Trust's reporting obligations under the Securities Exchange Act of 1934, as amended (the ‘Exchange Act’) will be terminated. The Trust's assets are comprised primarily of certain debentures (the ‘Underlying Securities’) issued by BellSouth Telecommunications, Inc. (‘BellSouth’). On January 9, 2007, the NYSE filed with the SEC a notice that it has complied with its rules to strike the Underlying Securities and all other classes of bonds issued by BellSouth and it co-obligor, BellSouth Corporation, from listing and registration on the NYSE, and the NYSE subsequently delisted such securities. On January 24, 2007, BellSouth voluntarily filed a notice with the SEC to terminate its reporting obligations under the Exchange Act. As a result, the Trust can no longer satisfy its own reporting obligations under the Exchange Act and it will not be possible to continue the listing of the Certificates on the NYSE. The Amendment provides that if BellSouth's reporting obligations under the Exchange Act have been terminated and if SFIS, as trustor of the Trust, determines that the Trust is not otherwise required to be liquidated under applicable laws, then the Trust may continue without liquidating provided the Certificates are stricken from listing on the NYSE and the Trust's reporting obligations under the Exchange Act are terminated. The Trust and SFIS also announced today that, in accordance with the Amendment, the Trust has given notice to the NYSE of its intention to seek approval to strike the Certificates from listing on the NYSE and terminate registration of the Certificates. The trust expects trading of the certificates on the NYSE to be suspended on or about march 15, 2007, prior to opening of trading on the NYSE. If the Certificates are stricken from listing on the NYSE and its reporting obligations under the Exchange Act terminated or suspended, then the Trust will not liquidate. However, there can be no assurance that the Certificates will be stricken from listing on the NYSE or that the Trust's reporting obligations under the Exchange Act will be terminated as contemplated by the Amendment. If at any time the Trust determines that its reporting obligations under the Exchange Act cannot be terminated then the assets of the Trust will promptly be liquidated or distributed in accordance with its existing terms and the Trust will terminate in accordance with the terms of the its governing documents. If the Trust is required to liquidate or distribute its assets, including the Underlying Securities, the holders of the Certificates may incur a loss. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on March 15, 2007.